                                                             EXHIBIT (H)(28)(B)

                               AMENDMENT TO THE
                       ADMINISTRATIVE SERVICES AGREEMENT
                                BY AND BETWEEN
                  AMERICAN GENERAL LIFE INSURANCE COMPANY AND
                             GOLDMAN, SACHS & CO.

   THIS AMENDMENT to the Administrative Services Agreement (the "Amendment") is made and entered into this 22nd day of October, 2014 by and between American General Life Insurance Company ("you" or the "Company"), Goldman, Sachs & Co. ("GS") and Goldman, Sachs Asset Management, L.P. ("we" or "GSAM") concerning certain administrative services to be provided by you, with respect to the Goldman Sachs Variable Insurance Trust (the "Trust").

   WHEREAS, American General Life Insurance Company of Delaware (formerly known as AIG Life Insurance Company) ("AGLD") and Goldman, Sachs & Co. entered into an Administrative Services Agreement dated as of July 3, 1998 (the "AGLD Agreement"); in addition, the Company and Goldman, Sachs & Co. entered into an Administrative Services Agreement dated as of December 19, 2003 (the "2003 Agreement"); AGLD merged with and into the Company effective December 31, 2012 with the Company as the surviving corporation (the "Merger"); the Company has assumed all obligations and responsibilities of AGLD under the AGLD Agreement, for all AGLD Contracts covered by the AGLD Agreement, as a result of the Merger; it is affirmed and acknowledged that the 2003 Agreement will supersede and replace the AGLD Agreement without further action on the part of any parties to this Amendment to the 2003 Agreement, and the AGLD Agreement will terminate accordingly upon the effectiveness of this Amendment to the 2003 Agreement; and

   WHEREAS, the Company, GS and GSAM desire that GSAM shall replace GS as a party to the 2003 Agreement; and

   WHEREAS, the Company, GS and GSAM desire to amend the 2003 Agreement to reflect the offering of Advisor Shares of certain series of the Trust; and

   WHEREAS, Section 10 of the Agreement provides that the Agreement may be amended upon mutual agreement of the parties.

   NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Company, GS and GSAM hereby agree as follows:

   1. The Company has assumed all obligations and responsibilities of AGLD under the AGLD Agreement; the 2003 Agreement will supersede and replace the AGLD Agreement without further action on the part of any parties to this Amendment to the 2003 Agreement; and the AGLD Agreement will terminate accordingly upon the effectiveness of this Amendment to the 2003 Agreement.

   2. Each of the parties hereto agrees that upon execution of this Amendment, GSAM shall replace GS as a party to the 2003 Agreement, as amended hereby, and shall be fully bound by, and subject to, all of the covenants, representations, terms and conditions of the 2003 Agreement as though an original party to the 2003 Agreement; all references to "we" in the 2003 Agreement shall refer to GSAM.

   3. Unless otherwise noted or amended herein, all terms used in this Amendment shall have the same meaning as in the 2003 Agreement.

   4. Except as hereby amended, the 2003 Agreement remains in full force and effect in accordance with its terms.

   5. The first sentence of Section 1 of the 2003 Agreement is deleted in its entirety and replaced with the following:

   The Trust is a Delaware statutory trust registered with the Securities and Exchange Commission (the "SEC") under the Investment Company Act of 1940, as amended (the "Act"), as an open-end management investment company.

   6. Section 2 of the 2003 Agreement is deleted in its entirety and replaced with the following:

   2. The Company. The Company is a Texas life insurance company. The Company issues variable annuity contracts and variable life insurance policies (the "Contracts") supported by the Separate Account(s) identified on Schedule A (the "Separate Account"; if more than one, the term "Separate Account" shall apply to each Separate Account subject hereto). The Separate Account is registered with the SEC as a unit investment trust. The Company has entered into a participation agreement (the "Participation Agreement") with the Trust and Goldman, Sachs & Co. as the Trust's Distributor ("Distributor") with respect to the Portfolios listed on Schedule B (the "Funds"). The Participation Agreement governs the Company's purchases and redemptions of shares of the Trust for the Separate Account supporting the Company's Contracts.

   7. Section 3 of the 2003 Agreement is deleted in its entirety and replaced with the following:

      3. Goldman, Sachs & Co. Goldman, Sachs & Co. serves as the distributor for the Trust. GSAM serves as the Trust's investment adviser. GSAM supervises and assists in the overall management of the Trust's affairs under an Investment Management Agreement with the Trust, subject to the overall authority of the Trust's Board of Trustees in accordance with Delaware law. Under the Investment Management Agreement, we are compensated for providing investment advisory and certain administrative services.

   8. Section 4 of the 2003 Agreement is deleted in its entirety and replaced with the following:

      4. Administrative Services. You have agreed to assist us, as we may request from time to time, with the provision of administrative services with respect to the Trust, as they may relate to the Separate Account's purchase and redemption of shares of the Funds. It is anticipated that such services may include (but shall not be limited to) the mailing of Trust reports, notices, proxies and proxy statements and other informational materials to owners of the Contracts supported by the Separate Account; the transmission of purchase and redemption requests to the Trust's transfer agent; the maintenance of separate records for each owner of a Contract reflecting shares purchased and redeemed and share balances attributable to such Contract Owner in the form of units; the preparation of various reports for submission to the Trust's Trustees; the provision of shareholder support services with respect to the Funds serving as funding vehicles for the Company's Contracts; and the services listed on Schedule C.

   9. Section 5 of the 2003 Agreement is deleted in its entirety and replaced with the following:

      5. Payment for Administrative Services. In consideration of the services to be provided by you, we shall pay you on a monthly basis, from our assets, including GSAM's bona fide profits as investment adviser to the Trust, amounts equal to those described in Schedule D. For purposes of computing the payment to the Company contemplated under this Section 5 for each Fund, the average aggregate net asset value of the relevant shares of the Fund held by the Separate Account over a one-month period shall be computed by totaling the Separate Account's aggregate investment (share net asset value multiplied by total number of the relevant shares held by the Separate Account) in each Fund on each calendar day during the month, and dividing by the total number of calendar days during such month. The payment contemplated by this Section 5 shall be calculated by GSAM at the end of each calendar month and will be paid to the Company within sixty
   (60) business days thereafter.

   10. Section 6 of the 2003 Agreement is deleted in its entirety and replaced with the following:

      6. Nature of Payments. The parties to this letter agreement recognize and agree that GSAM's payments to the Company relate to administrative services only and do not constitute payment in any manner for investment advisory services or for costs of distribution of the Contracts or of Trust shares and are not otherwise related to investment advisory or distribution services or expenses. The Company represents that these payments are not for or related to administrative services which the Company is required to provide to owners of the Contracts by law or pursuant to the terms of the Contracts. The Parties acknowledge that there are substantial savings in administrative expenses to the Trust by virtue of having a Separate Account as the sole shareholder in a Fund rather than multiple accounts reflecting the Separate Account's investment. You represent that:

    .  you may legally receive the payments contemplated by this Agreement.

    . to the extent required by applicable law, you have taken payments received from GSAM under this Agreement into account in making any determinations pursuant to Section 26(f)(2)(A) and 26(f)(3) of the Act.

   11. Section 7 of the 2003 Agreement is deleted in its entirety and replaced with the following:

      7. Term. This letter agreement shall remain in full force and effect for an initial term of one year from the date hereof, and shall automatically renew for successive one-year periods unless either party notifies the other upon sixty (60) days' written notice of its intent not to continue this agreement. This letter agreement shall terminate automatically with respect to a Fund upon (i) the redemption of the Separate Account's investment in the Fund, or (ii) upon termination of the Trust's obligation to sell shares of a Fund under the Participation Agreement.

   12. Section 8(c) of the 2003 Agreement is deleted in its entirety and replaced with the following:

         (c) it will keep confidential any information acquired in connection with the matters contemplated by this letter agreement regarding the business and affairs of the Trust, GSAM and their affiliates.

   IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and behalf by its duly authorized officer on the date specified above.

Goldman, Sachs & Co.                     American General Life Insurance
                                         Company

By:                                      By:
        -------------------------------          ------------------------------
Name:                                    Name:
        -------------------------------          ------------------------------
Title:                                   Title:
        -------------------------------          ------------------------------

Goldman, Sachs Asset Management, L.P.

By:
        -------------------------------
Name:
        -------------------------------
Title:
        -------------------------------

                                  SCHEDULE A

                               SEPARATE ACCOUNTS

  All current and future Separate Accounts of the Company available for sale through the Contracts.

                                  SCHEDULE B

                                     FUNDS

 All available series of Goldman Sachs Variable Insurance Trust, if available according to the series' current Prospectuses and Statements of Additional
                                 Information.

                                  SCHEDULE C

                                   SERVICES

                    SERVICES FOR INSTITUTIONAL CLASS SHARES

MAINTENANCE OF BOOKS AND RECORDS

    -  Record issuance of shares
    -  Record transfers (via net purchase orders)
    - Reconciliation and balancing of the Separate Account at the Trust level in the general ledger, at various banks and within systems interface to the summary of each Contract Owner's position

PURCHASE ORDERS

    -  Determination of net amount available for investment by the Trust
    -  Deposit of receipts at Trust custodian by Trust (wire order)
    - Notify custodian of estimated amount required to pay dividend distributions or reinvestments

REDEMPTION ORDERS

    - Determination of net amount required for redemptions by Trust Notification of custodian and Trust of cash required to meet payments Cost of share redemptions

FUND-RELATED CONTRACT OWNER SERVICES

    - Printing and mailing costs associated with dissemination of Trust prospectus to prospective Contract Owners
    - Telephonic support for Contract Owners with respect to inquiries about the Trust (not including information related to sales of annuity contracts)
    - Trust proxies (solicitation of voting instructions and preparation of materials, inclusive of printing, distribution, tabulation, and reporting)
    - Printing and mailing costs associated with dissemination of Trust reports and notices to prospective Contract Owners

OTHER ADMINISTRATIVE SUPPORT

    -  Sub-accounting services
    - Providing other administrative support to the Trust as mutually agreed between insurer and the Trust
    - Relieving the Fund of other usual or incidental administrative services provided to individual shareholders

                     SERVICES FOR ALL OTHER SHARE CLASSES

MAINTENANCE OF BOOKS AND RECORDS

    -  Record issuance of shares

    -  Record transfers (via net purchase orders)

    - Reconciliation and balancing of the Separate Account at the Trust level in the general ledger, at various banks and within systems interface to the summary of each Contract Owner's position

FUND-RELATED CONTRACT OWNER SERVICES

    - Printing and mailing costs associated with dissemination of Trust prospectus to existing Contract Owners

    - Telephonic support for Contract Owners with respect to inquiries about the Trust (but not inquiries about the Contracts) unrelated to the sales of Contracts or distribution of Trust shares

    - Trust proxies (solicitation of voting instructions and preparation of materials, inclusive of printing, distribution, tabulation, and reporting)

    - Printing and mailing costs associated with dissemination of Trust reports and notices to existing Contract Owners

OTHER ADMINISTRATIVE SUPPORT

    -  Sub-accounting services

    - Providing other administrative support to the Trust as mutually agreed between insurer and the Trust

    - Relieving the Trust of the burden of providing other usual or incidental administrative services provided to individual shareholders

                                  SCHEDULE D

                                     FEES

                                   AMOUNTS PER ANNUM OF THE AVERAGE
                               AGGREGATE NET ASSET VALUE OF SHARES OF THE
                               TRUST HELD BY THE SEPARATE ACCOUNT UNDER
     SHARE CLASS OF THE TRUST         THE PARTICIPATION AGREEMENT
     ------------------------  ------------------------------------------
             Advisor                    __ basis points (___%)

     All Other Share Classes            __ basis points (___%)